Exhibit 99.1
Press Release

Rockwell Medical Reports Second Quarter 2012 Results

- Conference call at 8:30am ET to discuss results -

WIXOM, MICHIGAN, August 7, 2012 – Rockwell Medical (NASDAQ: RMTI), a fully-integrated biopharmaceutical company targeting end-stage renal disease (ESRD) and chronic kidney disease (CKD) with innovative products and services for the treatment of iron deficiency, secondary hyperparathyroidism and hemodialysis, announced today its results for the second quarter ended June 30, 2012.

Second Quarter Financial Highlights
•	Sales were $12.1 million compared to $11.8 million in the second quarter 2011.
•	Gross profit increased $0.6 million or a 60% increase over the second quarter of 2011.
•	Gross profit margins increased 5.1 percentage points to 14.2% compared to 9.1% in the second quarter of 2011.
•	SG&A increased $0.5 million.
•	R&D expense increased to $10.9 million compared to $3.3 million in second quarter of 2011, due to accelerated Phase III clinical development.
•	Net loss was ($11.9) million compared to a net loss of ($4.5) million in second quarter of 2011, due to higher R&D expense.

First Half 2012 Financial Highlights
•	Sales were $24.2 million compared to $25.1 million in the first half of 2011, due to lower sales to a single international distributor in first quarter 2012 versus first quarter 2011.
•	Gross profit margins improved 3.1 percentage points to 13.9% compared to 10.8% in the first half of 2011.
•	Gross profit dollars increased 23% or $0.6 million compared to the first half of 2011.
•	SG&A increased $1.1 million due mainly to higher non-cash charges for equity compensation.
•	R&D expense increased to $20.3 million compared to $5.7 million in the first half of 2011, due to the cost of Phase III clinical trial development of SFP.
•	Net loss was ($22.5) million compared to a net loss of ($7.5) million in first half of 2011, due to higher R&D expense.
•	Cash and investments aggregated $20.4 million as of June 30, 2012.

Current Drug Development Highlights
•	Phase III CRUISE efficacy studies have completed enrollment.
•	PRIME study designed to capture ESA-sparing data completed enrollment.
•	Data Safety Monitoring Board recommended continuation of studies with no modifications after 3rd review.
•	Preparation for Calcitriol (vitamin-D) launch on track.
•	Raymond D. Pratt, MD, hired as Chief Medical Officer.

Mr. Robert L. Chioini, Chairman and CEO stated, “We are pleased to report solid progress this past quarter, highlighted by the completion of enrollment in our Phase III CRUISE studies. We are approximately six months from seeing data on ESA sparing from the PRIME study, our Calcitriol product launch is expected to occur first quarter 2013, and we anticipate completion of the Phase III CRUISE studies mid-year 2013. In our operating business, second quarter operating performance was solid with sales, gross profit and gross profit margins increasing significantly over last year.”

            Conference Call Information:
Rockwell Medical will be hosting a conference call to review its second quarter 2012 results on Tuesday, August 7, 2012 at 8:30 am ET.  Investors are encouraged to call a few minutes in advance at (877) 383-7438 or to listen to the call on the web at:  http://ir.rockwellmed.com/

About Rockwell Medical:
Rockwell Medical is a fully-integrated biopharmaceutical company targeting end-stage renal disease (ESRD) and chronic kidney disease (CKD) with innovative products and services for the treatment of iron deficiency, secondary hyperparathyroidism and hemodialysis.

Rockwell’s lead, late-stage investigational drug for iron therapy treatment is called Soluble Ferric Pyrophosphate (SFP).  SFP delivers iron in a non-invasive, physiologic manner to dialysis patients via dialysate during their regular dialysis treatment.  SFP is currently in ongoing Phase III clinical trials (CRUISE-1 and CRUISE-2) and addresses a $600M U.S. and $1B global market.  Rockwell’s Calcitriol (generic Active Vitamin D) injection for treating secondary hyperparathyroidism is expected to launch in Q1 2013 and addresses a $350M U.S. market.

Rockwell is also an established manufacturer and leader in delivering high-quality hemodialysis concentrates/dialysates to dialysis providers and distributors in the U.S. and abroad.  These products are used to maintain human life by removing toxins and replacing critical nutrients in the dialysis patient's bloodstream.  Rockwell’s operating infrastructure is a ready-made sales and distribution channel to provide seamless integration into the commercial market for its drug products, Calcitriol and SFP, upon FDA market approval.

Rockwell’s exclusive renal drug therapies support disease management initiatives to improve the quality of life and care of dialysis patients and are intended to deliver safe and effective therapy, while decreasing drug administration costs and improving patient convenience.  Rockwell Medical is developing a pipeline of drug therapies, including extensions of SFP for indications outside of hemodialysis.  Please visit www.rockwellmed.com for more information.  For a demonstration of SFP’s unique mechanism of action in delivering iron via dialysate, please view the animation video at http://www.rockwellmed.com/collateral/documents/english-us/mode-of-action.html.

Certain statements in this press release constitute "forward-looking statements" within the meaning of the federal securities laws, including, but not limited to, Rockwell’s intention to launch Calcitriol and SFP following FDA approval.  Words such as “may,” “might,” “will,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “predict,” “forecast,” “project,” “plan”, “intend” or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While Rockwell Medical believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in Rockwell Medical’s SEC filings. Thus, actual results could be materially different.  Rockwell Medical expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

            Contact:   Michael Rice, Investor Relations, (646) 597-6979

ROCKWELL MEDICAL, INC. AND SUBSIDIARY

CONSOLIDATED INCOME STATEMENTS

For the three and six months ended June 30, 2012 and June 30, 2011

(Unaudited)

	Three Months Ended		Three Months Ended		Six Months Ended		Six Months Ended
	June 30, 2012		June 30, 2011		June 30, 2012		June 30, 2011
Sales		$12,124,790		$11,802,307		$24,153,207		$25,093,094
Cost of Sales		10,405,991		10,731,258		20,807,932		22,370,500
Gross Profit		1,718,799		1,071,049		3,345,275		2,722,594
Selling, General and Administrative		2,824,379		2,372,597		5,723,063		4,619,150
Research and Product Development		10,876,396		3,313,762		20,281,943		5,716,358
Operating Income (Loss)		(11,981,976)		(4,615,310)		(22,659,731)		(7,612,914)
Interest and Investment Income, net		77,091		77,542		188,188		163,510
Interest Expense		456		504		709		1,105
Income (Loss) Before Income Taxes		(11,905,341)		(4,538,272)		(22,472,252)		(7,450,509)
Income Tax Expense		-		-		-		-
Net Income (Loss)		$(11,905,341)		$(4,538,272)		$(22,472,252)		$(7,450,509)

Basic Earnings (Loss) per Share	$	( .58)	$	( .26)	$	(1.12)	$	( .43)

Diluted Earnings (Loss) per Share	$	( .58)	$	( .26)	$	(1.12)	$	( .43)

ROCKWELL MEDICAL, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

As of June 30, 2012 and December 31, 2011

ASSETS	June 30, 2012 (Unaudited)	December 31, 2011
Cash and Cash Equivalents	$6,469,912	$5,715,246
Investments Available for Sale	13,915,937	11,810,775
Accounts Receivable, net of a reserve of $23,000 in 2012 and $29,000 in 2011	4,356,005	4,222,816
Inventory	2,762,089	2,504,127
Other Current Assets	1,893,444	1,643,565
Total Current Assets	29,397,387	25,896,529

Property and Equipment, net	2,034,386	2,290,476
Intangible Assets	750,258	833,773
Goodwill	920,745	920,745
Other Non-current Assets	988,231	1,998,076
Total Assets	$34,091,007	$31,939,599

LIABILITIES AND SHAREHOLDERS' EQUITY
Capitalized Lease Obligations	$3,533	$6,470
Accounts Payable	6,411,007	5,364,537
Accrued Liabilities	10,794,235	8,225,015
Customer Deposits	209,752	96,329
Total Current Liabilities	17,418,527	13,692,351

Capitalized Lease Obligations	591	2,280

Shareholders’ Equity:
Common Shares, no par value, 21,267,320 and 18,710,002 shares issued and outstanding	88,407,885	67,407,847
Common Share Purchase Warrants, 2,376,440 and 2,607,440 warrants issued and outstanding	6,897,948	7,103,975
Accumulated Deficit	(78,457,994)	(55,985,742)
Accumulated Other Comprehensive Loss	(175,950)	(281,112)
Total Shareholders’ Equity	16,671,889	18,244,968

Total Liabilities And Shareholders' Equity	$34,091,007	$31,939,599

ROCKWELL MEDICAL, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the six months ended June 30, 2012 and June 30, 2011

(Unaudited)

	2012	2011

Cash Flows From Operating Activities:
Net (Loss)	$(22,472,252)	$(7,450,509)
Adjustments To Reconcile Net Loss To Net Cash Used In
Operating Activities:
Depreciation and Amortization	555,182	650,695
Share Based Compensation – Non-employee	614,762	64,073
Share Based Compensation- Employees	2,393,609	2,138,960
Loss (Gain) on Disposal of Assets	25,340	25,299

Changes in Assets and Liabilities:
Decrease (Increase) in Accounts Receivable	(133,189)	10,153
Decrease (Increase) in Inventory	(257,962)	579,181
(Increase) Decrease in Other Assets	759,966	(934,548)
Increase (Decrease) in Accounts Payable	1,046,470	(440,717)
Increase in Other Liabilities	2,682,643	399,522
Changes in Assets and Liabilities	4,097,928	(386,409)
Cash Provided By (Used) In Operating Activities	(14,785,431)	(4,957,891)

Cash Flows From Investing Activities:
Purchase of Equipment	(242,495)	(210,704)
Proceeds on Sale of Assets	1,578	-
(Purchase) of Investments Available for Sale	(2,000,000)	(159,229)
Cash (Used) In Investing Activities	(2,240,917)	(369,933)

Cash Flows From Financing Activities:
Proceeds from Issuance of Common Shares and Purchase Warrants	17,785,640	2,393,317
Payments on Notes Payable and Capital Lease Obligations	(4,626)	(10,950)
Cash Provided By Financing Activities	17,781,014	2,382,367

Increase (Decrease) In Cash	754,666	(2,945,457)
Cash At Beginning Of Period	5,715,246	12,263,449
Cash At End Of Period	$6,469,912	$9,317,992